May 31, 2016

Board of Directors

chatAND, Inc.

244 5th Avenue, Suite C68

New York, NY 10001

RE:	Resignation from chatAND, Inc.

To Whom It May Concern:

Effective as of the date hereof, please accept this correspondence as formal notice of my resignation of all my officer positions held with chatAND, Inc., a Nevada corporation (the “Company”), including, but not limited to, Chief Executive Officer.

My resignation is solely due to personal reasons and is not a result of any disagreement with the Company or any of its subsidiaries on any matters related to their operation, policies or practices.

I am most grateful for the opportunity serve the Company and wish the Company the best as it moves forward with its strategic objectives.

Sincerely,

/s/ Michael Lebor
Michael Lebor